Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Trustees and Shareholders
First Potomac Realty Trust:
We consent to the incorporation by reference in the registration statements (Nos. 333-120821 and 333-122611) on Form S-3 and (No. 333-111691) on Form S-8 of First Potomac Realty Trust of our report dated February 15, 2007, with respect to the statement of revenues and certain expenses of Indian Creek Court for the year ended December 31, 2005, which report appears in the current report on Form 8-K dated April 11, 2007 of First Potomac Realty Trust.
/s/ KPMG LLP
McLean, Virginia
April 11, 2007